Exhibit 15.7

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our reports dated 22 March 2021 relating to the consolidated financial statements of BP p.l.c. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended 31 December 2020, in the following Registration Statements:

Registration Statement Nos. 333-226485, 333-226485-01 and 333-226485-02 of the Company, BP Capital Markets p.l.c. and BP Capital Markets America Inc. on Form F-3; and Registration Statement Nos. 333-67206, 333-79399, 333-103924, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-207188, 333-207189, 333-210316, 333-210318, and 333-253287 of the Company on Form S-8.

/s/ Deloitte LLP
London, United Kingdom
22 March 2021